UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 19, 2011

NOVAVAX, INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-26770	22-2816046
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

9920 Belward Campus Drive Rockville, Maryland	20850
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(240) 268-2000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 19, 2011, Stanley C. Erck was appointed to the position of President and Chief Executive Officer of Novavax, Inc. (the “Company”), replacing Dr. Rahul Singhvi who was removed without cause from the same position.  Dr. Singhvi, the same day, resigned as a member of the Company’s Board of Directors.  Also on April 19, 2011, Mr. Erck resigned as Executive Chairman of the Board of Directors of the Company and James Young, Ph.D., was appointed Chairman of the Board.  Mr. Erck remains a director.

Mr. Erck is 62 years old and has been Executive Chairman and Director of Novavax since February 2010, and a director since June 2009.  From 2000 to 2008, Mr. Erck served as President, Chief Executive Officer and Director of Iomai Corporation, a developer of vaccines and immune system therapies, which was acquired in 2008 by Intercell. He also previously held leadership positions at Procept, a publicly traded immunology company, Integrated Genetics, and Baxter International. Mr. Erck also serves on the Board of Directors of BioCryst Pharmaceuticals, MaxCyte, Inc. and The MdBio Foundation.

The Company and Mr. Erck are negotiating the terms of an employment agreement (the “Agreement”).  It is expected that,  pursuant to the Agreement, the Company would pay Mr. Erck a salary of $400,000 per year and  that Mr. Erck would be eligible to receive a target performance bonus of 50% of his base salary.  In addition, the Company expects to  grant Mr. Erck stock options to purchase 850,000 shares of the Company’s common stock at an exercise price determined by the closing price of the Company’s common stock on the date of grant, one quarter of which will vest on each of the first four (4) anniversaries of the grant.  Mr. Erck will also be eligible for additional stock awards based upon performance and subject to the approval of the Board of Directors.  He will also be entitled to participate in the Company’s benefits and insurance programs, including its Change of Control Severance Benefit Plan, and five weeks of paid vacation.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits

Exhibits

99.1	Copy of press release announcing appointment of Mr. Erck as President and Chief Executive Officer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized

Novavax, Inc. (Registrant)

April 22, 2011	By:	/s/ John A. Herrmann III
	Name:	John A. Herrmann III
	Title:	Executive Director, Legal Affairs and Corporate Secretary